Exhibit 99.1

SAIC ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE SCITOR CORPORATION

-Scitor, with annual revenues of approximately $600 million, is a premier intelligence community provider engaged on critical missions in support of national security

-$790 million all cash transaction, subject to customary pre- and post-closing adjustments, implies a trailing 12 months adjusted EBITDA multiple of 10.6x (net of tax benefits of $132 million)

-Earnings per share (EPS) accretive in first year before amortization of intangibles and transaction costs; generally neutral on GAAP EPS basis before transaction costs in year one; significantly enhanced free cash flow accretion/generation

- Approximately 1,500 highly skilled employees with majority holding advanced level security clearances

-Acquisition expected to close in May 2015

(McLean, Va.) March 1, 2015 – Science Applications International Corp. (NYSE: SAIC) today announced that it has entered into a definitive agreement to acquire intelligence community market leader Scitor Corp. for $790 million in an all cash transaction from private equity firm Leonard Green & Partners. The SAIC Board of Directors has approved the transaction, which is expected to close in May 2015 and is subject to customary closing conditions.

“The acquisition of Scitor unites two great companies with premier workforces making a profound difference for customers,” said SAIC CEO Tony Moraco. “Scitor is a recognized market leader with long-standing customer and industry relationships within the intelligence community and is aligned with SAIC’s market expansion strategy. Operating as one company represents an opportunity to create shareholder value by gaining access to new customers and leveraging capabilities from both companies to increase revenues and earnings.”

Scitor President Timothy Dills said, “The blending of Scitor and SAIC is the logical next step in Scitor’s evolution as we continue to support the increasing needs of our intelligence community and Department of Defense customers. This deal is a rare opportunity to unite two successful companies with shared core values, world-class employees, unbridled entrepreneurial spirit, dedication to customer mission, and complementary talent in the broadest and deepest technical capabilities. “

“I look forward to the opportunities that SAIC will provide in offering increased scale and services to our customers, as well as increased opportunities for our employees,” Dills added.

Financial Highlights

Under the terms of the agreement, SAIC will fund the transaction from increased borrowings and cash on hand. SAIC has secured a firm financing commitment and expects to put in place permanent financing. Following the close of the transaction, SAIC would have about a 3.6x debt to trailing 12 months pro-forma adjusted EBITDA level and a flexible balance sheet supported by continued strong free cash flow from the combined businesses. The combined pro-forma annual revenue of the two companies is $4.5 billion on a historical basis with adjusted EBITDA of $321 million. SAIC has identified annual pre-tax cost synergies of at least $20 million. The transaction is expected to be EPS accretive in the first year excluding amortization of intangibles and approximately $15 million of transaction costs. The transaction is expected to be generally neutral to earnings on a GAAP EPS basis in the first year, excluding transaction costs.  The combined companies will have a population of approximately 14,500 employees.

Strategic Rationale

The acquisition is highly complementary and aligns with SAIC’s previously communicated strategy to expand into the intelligence community and Air Force markets. Scitor is a recognized leader within the intelligence community, which is an attractive growth market better accessed by an acquisition. This accelerates SAIC’s entry to the intelligence community by providing access to classified contracts, cleared personnel and a robust security infrastructure. The business models and cultures of the two companies are compatible with similar services portfolios, low capital requirements, and steady cash flows.

Advisors

Citigroup Global Markets is serving as financial advisor to SAIC and Arnold & Porter LLP is serving as legal counsel. Sagent Advisors is serving as financial advisor to Leonard Green & Partners and Scitor with Latham & Watkins LLP serving as legal counsel.

Conference Call and Webcast Information

SAIC management will discuss the acquisition of Scitor on a conference call beginning at 8 a.m. ET on Monday, March 2, 2015. Interested parties may listen to the conference call by dialing +1.888.397.5338 (toll-free U.S.) or +1.719.457.2084 (International/Local) and entering passcode 8695051. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com).

After the call concludes, an audio replay can be accessed on the SAIC Investor Relations website or by dialing +1.888.203.1112 (toll-free U.S.) or +1.719.457.0820 (International/Local) and entering passcode 8695051.

About SAIC

SAIC is a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. SAIC's deep domain knowledge and customer relationships enable the delivery of systems engineering and integration offerings for large, complex government and commercial projects. SAIC's approximately 13,000 employees serve customers in the U.S. federal government, state/local, and global commercial markets, specializing in providing a broad range of higher-end, differentiated technical capabilities. Headquartered in McLean, Virginia, SAIC has annual revenues of about $4 billion.

For more information, visit http://www.saic.com. For ongoing news, please visit our newsroom.

Forward-Looking Statements

Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," and similar words or phrases. Forward-looking statements in this release include, among others, statements regarding benefits of the proposed acquisition (including anticipated future financial operating performance and results), estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the forward-looking statements made in this release depending on a variety of factors, including: the risk that Scitor will not be integrated successfully into SAIC following the consummation of the acquisition and the risk that revenue opportunities, cost savings, synergies and other anticipated benefits from the merger may not be fully realized or may take longer to realize than expected, diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from the acquisition, difficulties in entering markets in which we have previously had limited direct prior experience, the potential loss of key employees, customers, and other business partners following announcement of the acquisition, use of a substantial portion of our existing cash resources, incurrence of a substantial amount of debt with increased interest expense and amortization demands, compliance with new bank financial and other covenants, assumption of the known and unknown liabilities of the acquired company, recordation of goodwill and nonamortizable intangible assets subject to regular impairment testing and potential impairment charges, incurrence of amortization expenses related to certain intangible assets, assumption that we will enjoy material future tax benefits acquired in connection with the acquisition, developments in the U.S. government defense and intelligence community budgets, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to retain and obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with our completed spin-off transaction from our former parent, such as disruption to business operations, unanticipated expenses or a failure to realize the expected benefits of the spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our Annual Report on Form 10-K which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of March 1, 2015. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC's expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

For SAIC:

Investor Relations:

Paul Levi

703.676.2283

paul.e.levi@saic.com

Media Contact:

Lauren Presti

703.676.8982

lauren.a.presti@saic.com

Schedule 1:

EBITDA AND ADJUSTED EBITDA RECONCILIATION

	SAIC[1]	Scitor[2]		Combined

Revenue	3,874	599		4,473

Net Income	138	6		144

Interest expense	18	14		32
Income taxes	82	6		88
Depreciation and amortization	19	25		44
Other non‐cash items	2	1		3
EBITDA	259	52		311

Stock‐based compensation	0	3	(3)	3
Merger and acquisition costs	0	1	(4)	1
Unallowable excess compensation	0	6		6
Adjusted EBITDA	259	62		321

EBITDA Margin	6.7%	8.7%		7.0%
Adjusted EBITDA Margin	6.7%	10.4%		7.2%

(1)	LTM as of the end of the third quarter of fiscal year 2015 (October 31, 2014)
(2)	Fiscal year ended September 30, 2014.
(3)	Represents a one time stock compensation plan due to acquisition
(4)	Costs related to Scitor acquisition of KTSI

4